UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Under §240.14a-12
NEUROMETRIX, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required
☐     Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

The following information amends the definitive proxy statement (the “Proxy Statement”) of NeuroMetrix, Inc. for the 2024 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on March 27, 2024. This supplement (the “Supplement”) is being filed solely to correct inadvertent errors contained in the Proxy Statement. The section of the Proxy Statement titled “Security Ownership of Certain Beneficial Owners and Management” is amended and restated in full as follows:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning beneficial ownership as of March 4, 2024, except as noted below, of our common stock by:

1.each of our directors;
2.each of our named executive officers;
3.all of our directors and executive officers as a group; and
4.each stockholder known by us to beneficially own more than five percent of our common stock.

The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (1) any shares as to which the person or entity has sole or shared voting power or investment power and (2) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after March 4, 2024, including any shares that could be purchased by the exercise of options or warrants on or within 60 days after March 4, 2024. We deem shares of common stock that may be acquired by an individual or group within 60 days of March 4, 2024, pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Each stockholder’s percentage ownership is based on 1,986,540 shares of our common stock outstanding as of March 4, 2024 plus the number of shares of common stock that may be acquired by such stockholder upon exercise of options or warrants that are exercisable on or within 60 days after March 4, 2024. The share numbers in the table reflect the Reverse Split.

	Amount and Nature of Beneficial Ownership (1)
Name and Address(2) of Beneficial Owner	Common Stock	Options (3)	Restricted Stock Units (4)	Total	Percent of Class of Total
5% Stockholders
RS Fund LP(5)	150,000	-	-	150,000	7.6%
Ephraim Fields(6)	140,024	-	-	140,024	7.0%

Directors, Director Nominees and Named Executive Officers
Shai N. Gozani, M.D., Ph.D.	10,424	49,501	1,261	61,186	3.0%
Thomas T. Higgins	8,053	9,375	967	18,395	*
David E. Goodman, M.D.	2,206	865	5,396	8,467	*
Bradley M. Fluegel	2,380	-	6,254	8,634	*
Nancy E. Katz	2,206	865	5,396	8,467	*
David Van Avermaete	2,205	865	5,396	8,466	*
All Current Directors and Executive Officers as a group (6 persons)	27,474	61,471	24,670	113,615	5.5%

Unless otherwise indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders, except to the extent authority is shared by spouses under community property laws.

* Represents less than 1% of the outstanding shares of common stock.

(1)    Attached to each share of common stock is a preferred stock purchase right to acquire one ten-thousandth of a share of Series A Junior Participating Cumulative Preferred Stock of the Company, which preferred stock purchase rights are not presently exercisable.
(2)    Unless otherwise indicated, the address of each stockholder is c/o NeuroMetrix, Inc., 4B Gill Street, Woburn, Massachusetts 01801.
(3)    Consists of all options exercisable on or within 60 days from March 4, 2024 by the beneficial owner, except as otherwise noted
(4)    Consists of restricted stock units that will vest on or within 60 days of March 4, 2024 by the beneficial owner, except as otherwise noted.
(5)     Based on a Schedule 13D/A filed with the SEC by the reporting person on March 4, 2024. Ryan Siegal is the Executive Officer of RS Fund LP and holds sole voting and dispositive power with respect to the 150,000 shares. The business address of the reporting person under this Schedule 13D/A is 420 E 52st Street, Unit 8d, New York, New York 10022.
(6)     Based on a Schedule 13D filed with the SEC by the reporting person on February 27, 2024. Ephraim Fields is the founder of Echo Lake Capital and holds sole voting and dispositive power with respect to the 140,024 shares. The business address of the reporting person under this Schedule 13D is c/o Echo Lake Capital, 265 East 66th Street, 42nd Floor, NY, NY 10065.

Except as specifically supplemented or amended by the information provided herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information, and this Supplement should be read in conjunction with the Proxy Statement.